UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2017

MYOKARDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37609	44-5500552
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Allerton Ave.

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 741-0900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On April 17, 2017, the Board of Directors (the “Board”) of MyoKardia, Inc. (the “Company”) appointed David P. Meeker, M.D. to the Board as a Class II director. Dr. Meeker was appointed to a newly created vacancy on the Board resulting from an increase in the size of the Board from eight (8) to nine (9) directors.

Dr. Meeker is executive vice president and head of Sanofi Genzyme, the specialty-care global business unit of Sanofi S.A. (“Sanofi”) that focuses on rare diseases, multiple sclerosis, oncology and immunology, a position he has held since January 2016. He has also served as a member of Sanofi’s Executive Committee since 2012. Dr. Meeker joined Genzyme Corporation in 1994 as medical director and held positions of increasing responsibility, including vice president, medical affairs, chief operating officer and ultimately president and chief executive officer when Genzyme was acquired by Sanofi in 2011. Prior to joining Genzyme, Dr. Meeker was director of the Pulmonary Critical Care Fellowship at the Cleveland Clinic and an assistant professor of medicine at Ohio State University. Dr. Meeker has served as a director of Rhythm Pharmaceuticals, Inc., a biopharmaceutical company, since November 2015 and as its chairman of the board since April 2017. Dr. Meeker holds an M.D. degree from the University of Vermont Medical School and completed the Advanced Management Program at Harvard Business School in 2000. He will serve on the Board’s science and technology committee.

Upon his appointment to the Board, Dr. Meeker was granted an option to purchase 22,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on April 17, 2017, which will vest in equal monthly installments during the four years thereafter, subject to Dr. Meeker’s continued service on the Board.

Dr. Meeker is an executive officer of Sanofi and currently holds the position of executive vice president. The Company is a party to a license and collaboration agreement (the “Collaboration Agreement”) entered into in August 2014 with Aventis Inc., a wholly-owned subsidiary of Sanofi. Pursuant to the Collaboration Agreement, in November 2016, Sanofi paid the Company a $25.0 million milestone-based payment in connection with the Company’s submission of an investigational new drug application for one of its product candidates, MYK-491, to the U.S. Food and Drug Administration. Additionally, in December 2016, Sanofi provided the Company with notice of its election to continue the collaboration through December 31, 2018, and in connection with such election, made an additional payment to the Company of $45.0 million in January 2017.

There are no arrangements or understandings between Dr. Meeker, on the one hand, and any other persons, on the other hand, pursuant to which Dr. Meeker was selected as a director.

Item 7.01	Regulation FD Disclosure

On April 18, 2017, the Company issued a press release announcing the appointment of Dr. Meeker to the Board. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated April 18, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2017	MyoKardia, Inc.

	By:	/s/ Jacob Bauer
Jacob Bauer
Senior Vice President, Finance and Corporate Development (principal financial and accounting officer)